Exhibit 99.1

NEWS RELEASE

Golden Queen Completes Construction of All Processing Facilities

at Soledad Mountain Project

February 16, 2016 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) is pleased to provide an update of the mining and construction activities at its 50%-owned Soledad Mountain gold-silver project (the “Project”) located just south of the town of Mojave, California. Project construction has been completed in-line with the budget. Commissioning activities are almost complete and the leaching process on the heap leach pad has been initiated.

Development Highlights

•	Project construction has been completed in-line with the budget.

•	Leaching has commenced with first gold production anticipated in the upcoming weeks.

•	Construction of the Merrill-Crowe plant is completed.

•	Pad-loading continues to ramp-up toward full production.

•	There are now 101 full-time employees in Mojave.

Robert C. Walish, Jr., Chief Operating Officer, commented, ‘It is an exciting time in the project as we move towards production. With the leaching initiated and the first gold pour expected to occur in the next few weeks, everyone on site is working hard to achieve this milestone.’

Soledad Mountain Construction and Commissioning of the Merrill-Crowe Facility Underway

Construction progress has achieved the completion mark and the mining operation has stockpiled sufficient ore to support first gold production in the first quarter of 2016. The Merrill-Crowe plant is now complete and the commissioning is underway.

Prospectors & Developers Association of Canada Conference

Chairman and Interim CEO Thomas M. Clay will be a presenter at the 2016 PDAC conference on Monday, March 7th. Mr. Clay will provide an update on the Soledad Mountain project in the Metro Toronto Convention Centre, South Building, room 801B at 4:40pm.

About Golden Queen Mining Co. Ltd.:

The Company is developing a gold-silver, open pit, heap leach operation on its fully-permitted 50%-owned Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

Technical information in this news release was approved by Sean Ennis, P..Eng., P.E., a qualified person under NI 43-101, and a consultant to the Company.

For further information regarding this news release please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution With Respect To Forward-looking Statements: The information in this news release includes certain "forward-looking statements". All statements in this news release, other than statements of historical fact, including, without limitation, plans for and intentions with respect to activities on the Project including expectations related to timing of the commissioning process, timing of gold production, are forward-looking statements. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from statements in this news release regarding our intentions include, without limitation, risks and uncertainties regarding: accidents, equipment breakdowns; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical, or operational factors; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2014. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made.